Exhibit 23

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-63741) pertaining to the Textron Savings Plan of our report dated May 25, 2001, with respect to the financial statements and schedules of the Textron Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2000.

ERNST & YOUNG LLP

Providence, Rhode Island
June 20, 2001